EXHIBIT 10.3

Performance Share Awards Granted in 2014

Summary of Key Provisions

Purpose	● To advance the interests of the Company by motivating plan participants to contribute to the long-term success and progress of the Company.
Eligibility	● All senior executives and employees in the Company as approved by the Compensation Committee ("Committee") of Tesoro Board of Directors.
Plan	● These awards are granted under the general terms and conditions of the Amended and Restated 2011 Long-Term Incentive Plan.
Performance Shares	● A Performance Share Award is a grant of shares where the final payout upon vesting is contingent upon achieving specific performance goals during a specified performance period.
Performance Period	● The performance period for the Performance Share Awards granted in 2014 is 36 months (January 1, 2014 to December 31, 2016).
Vesting	● The Performance Share Awards will vest at the end of the 36 month performance period.
Dividend Equivalents	● Dividend equivalents will be earned on the performance share awards to the extent that the Company pays dividends to the shareholders.
● The dividend equivalents will be accrued over the performance period and paid in cash at the same time that the performance share award is distributed.
● The dividend equivalents will be calculated and accrued based on the actual number of performance shares earned based on the actual performance results at the end of the performance period; provided, that for a terminated employee, the dividend equivalents will be pro-rated based upon the adjusted number of performance shares earned by such employee (as described below).

● In no event will dividend equivalents be paid with respect to unearned performance shares.
Form and Timing of Payout	● The Performance Share Awards will be settled in common stock of the Company as soon as practical, but in any event within calendar year 2017.

Performance Share Awards Granted in 2014	1

Payout Range	● The payout for the Performance Share Awards can range from 0% to 200% as reflected in the Performance Payout Tables.
Performance Measures
Performance Shares will be granted as two equally weighted awards each having its own performance goal.
1) Performance Share Award # 1 will be measured using relative Total Shareholder Return (TSR) benchmarked against an index of the median TSR of the Performance Peer Group defined below.
•  For purposes of calculating TSR for the Company and our Performance Peer Group:
•An average of the stock prices for the 30 business days preceding the beginning and end of each individual year of the performance period will be used to calculate TSR. Normal dividends will be assumed to be reinvested in stock on the date the dividend is paid to shareholders. Any special dividends will not be included in the calculation.
•For each fiscal year, a TSR will be calculated for the Company and for each of the individual peers. At the end of the performance period, an average TSR will be calculated from the individual one-year TSRs. The average of the three discrete one-year TSR calculations for each of the peer group companies will be used to determine a benchmark index by taking the median (50% percentile) of these averages. This benchmark index will be referred to as the Median Index TSR.
•The difference between the Company's average TSR and the Median Index TSR will be used to determine the payout percentage as shown in the payout table below. The payout percentage in the payout table below will be applied to the performance shares granted to the employee at time of grant.

Performance Share Awards Granted in 2014	2

Tesoro Performance Relative to the Index (Median Index TSR excluding Tesoro minus Tesoro Average TSR in Percentage Points Difference	Payout % (Payouts between points will be interpolated using a straight-line interpolation rounded to the nearest whole percent.)
<-33.33%	0%
-30%	10%
-20%	40%
-10%	70%
0%	100%
10%	130%
20%	160%
30%	190%
33.33%+	200%
2) Performance Share Award # 2 will be measured using relative Return on Capital Employed (ROCE) against the Performance Peer Group defined below.
• Relative ROCE for the Company and our Performance Peer Group is defined as follows:
• ROCE will equal earnings before interest and taxes divided by the average total capital employed.
• Total capital employed equals working capital (excluding current maturities of debt) plus net property, plant and equipment and other long-term assets less other liabilities (excluding debt).
• An average of each of the fiscal year's ROCE during the three-year performance period will be calculated for the Company and our Performance Peer Group.

Performance Share Awards Granted in 2014	3

•     The three-year average ROCE for each of our Performance Peer Group companies will be averaged to obtain the overall three-year average of the Performance Peer Group's ROCE. A payout percentage will be determined by the ratio of the Company's average ROCE to the average of the Performance Peer Group as illustrated in the table below. The payout percentage will be applied to the performance shares granted to the employee at time of grant to determine the number of shares earned.

	Relative ROCE (to average ROCE of peer group excluding Tesoro)	Payout % (determined using straight-line interpolation)
	112.6% - 125%	151% - 200%
	100.1% - 112.5%	100% - 150.9%
	50% - 100%	50% - 99.9%
	Less than 50%	0 - 49.9%

Performance Peer Group
● The Performance Peer Group for the award measured using the TSR performance measure are the following companies:
•  HollyFrontier, Marathon Petroleum, Phillips 66, Valero and S&P 500 Index
In the event two or more peer companies drop out of the performance peer group (i.e. becomes no longer independently publicly traded), PBF Energy will be used as a replacement peer. If PBF Energy is not eligible to be a peer at such time, the Committee will reconvene to nominate alternative peers. If any peer company drops out during the year, their performance will be included as long as they are in place for at least six months of a year.
● The Performance Peer Group for the award measured using the ROCE performance measure are the following companies:
• HollyFrontier, Marathon Petroleum, Phillips 66 and Valero
   In the event two or more peer companies drop out of the performance peer group (i.e. becomes no longer independently publicly traded), PBF Energy will be used as a replacement peer. If PBF Energy is not eligible to be a peer at such time, the Committee will reconvene to nominate alternative peers. If any peer company drops out during the year, their performance will be included as long as they are in place for at least six months of a year.

Performance Share Awards Granted in 2014	4

Termination of Employment and Timing of Payout
● Death - The payout of the award will be pro-rated based on the number of full months worked within the performance period divided by 36 and issued assuming target performance. Shares and any dividend equivalents will be issued as soon as administratively practical.

● Disability - The payout of the award will be pro-rated based on the number of full months worked within the performance period divided by 36 and issued assuming target performance. Shares and any dividend equivalents will be issued as soon as administratively practical following being designated as disabled.

● Retirement - The payout of the award will be pro-rated based on the number of full months worked within the performance period divided by 36 and adjusted for actual performance results at the end of the performance period. Shares and any dividend equivalents will be issued as soon as administratively practical, but in any event within calendar year 2017.

● Voluntary Termination or Termination for Cause - Shares will be forfeited.
● Involuntary Termination - The payout of the award will be pro-rated based on the number of full months worked (minimum of 12 months required) within the performance period divided by 36 and adjusted for actual performance results at the end of the performance period. Shares and any dividend equivalents associated with your shares will be issued as soon as administratively practical, but in any event within calendar year 2017.

● Separation Under Severance/Separation Agreement - If an employee is terminated pursuant to a severance or separation agreement under any circumstance, the Committee may, at its discretion, further reduce the award payout percentage beyond the pro-rated reduction described above.

Change in Control
● In the event of a Change in Control of the Company, the Performance Share Awards will be paid out at the greater of the target amount or the actual performance through a date determined by the Committee (or in the absence of the Committee, the Board of Directors itself) prior to the Change in Control.

Nothing herein is intended to modify any referenced Plan. The applicable Plan is the legally governing document and is the final authority on the terms of such Plan unless the Compensation Committee of the Board of Directors (or in the absence of the Compensation Committee, the Board itself) specifies otherwise (either in an Award Agreement or otherwise).

Performance Share Awards Granted in 2014	5